Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report included herein dated February 29, 2008, on the consolidated statements of financial condition and consolidated schedules of investments of PowerShares DB Commodity Index Tracking Fund and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for the year ended December 31, 2007 and the period from January 31, 2006 (commencement of investment operations) to December 31, 2006. We also consent to the use of our report included herein dated April 8, 2008, on the statements of financial condition of DB Commodity Services LLC as of December 31, 2007 and 2006, and the related statements of income and expenses, changes in member’s deficit, and cash flows for each of the years in the two-year period ended December 31, 2007. We also consent to the references to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

April 9, 2008